Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March __, 2007, is entered into by and among InterDent Service Corporation, a Washington corporation (the “Company”), InterDent, Inc., a Delaware corporation and sole stockholder of the Company (“Guarantor”), and Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, Guarantor, and IDI Acquisition Corp., a Delaware corporation (“IDI”), have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 15, 2004, providing for the issuance by IDI of its 10¾% Senior Secured Notes due 2011 (the “Notes”);

WHEREAS, on December 15, 2004, IDI was merged with and into the Company;

WHEREAS, Section 9.02 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee, with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes (a “Majority of the Holders”) voting as a single class, may enter into a supplemental indenture for the purpose of amending or supplementing certain provisions of the Indenture;

WHEREAS, the Company is currently filing reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as required by Section 4.03 of the Indenture;

WHEREAS, the Company is eligible to de-register as a reporting company under the Exchange Act;

WHEREAS, in light of the limited trading activity in the Notes, the Board of Directors of the Company (the “Company Board”) has determined that the costs and expenses of complying with the reporting obligations of the Exchange Act, including without limitation the expenses of complying with the rules promulgated pursuant to Section 404 of the Sarbanes-Oxley Act, outweigh the benefits of remaining a public company;

WHEREAS, each of the Company Board and the Board of Directors of the Guarantor has duly adopted resolutions authorizing it to execute and deliver this Supplemental Indenture following its approval and adoption by a Majority of the Holders to amend the Indenture to (i) eliminate the Company’s SEC reporting obligations under Section 4.03 of the Indenture and, in lieu thereof, require the Company to furnish to Holders certain financial and other information as set forth in this Supplemental Indenture; and (ii) amend an exception to the “Restricted Payment” limitations set forth in Section 4.07 of the Indenture to further restrict the payment of Restricted Payments by the Company as set forth in this Supplemental Indenture (together, the “Proposed Amendments”);

WHEREAS, a Majority of the Holders has duly consented to the Proposed Amendments;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Company Board authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of a Majority of the Holders described in the immediately preceding clause and (iii) an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent to the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all other acts and things necessary to make this Supplemental Indenture a valid, binding and enforceable instrument and all of the conditions and requirements set forth in Section 9.02 of the Indenture have been performed and fulfilled and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and notwithstanding any provisions of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties have executed and delivered this Supplemental Indenture, and the Company does hereby covenant and agree with the Trustee for the benefit of the Holders, from time to time, of the Notes issued under the Indenture, as follows:

AGREEMENT

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Amendment and Restatement of Section 4.03 — Reports.  Section 4.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.03           Reports.

(a)           For so long as any Notes are outstanding, Parent will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes the following:

(1)           as soon as practicable after the same become available, but in any event within ninety (90) days after the end of each of its fiscal years, its audited consolidated financial statements for that fiscal year certified by independent accountants selected by its Board of Directors, and

(2)           as soon as practicable after the same become available, but in any event within forty five (45) days after the end of each of the first three fiscal quarters of each of its fiscal years, its unaudited consolidated financial statements for that fiscal quarter, in each case together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) for the applicable fiscal quarter or fiscal year.  Each MD&A shall be prepared in substantial compliance with Item 303 of Regulation S-K of the Securities Act.

(b)           Each set of financial statements delivered by Parent pursuant to Section 4.03(a) shall be prepared in accordance with GAAP.

(c)           The Company shall post the quarterly and annual financial information required by Section 4.03(a) on a password-protected website within the time periods set forth in Section 4.03(a).  The Company shall furnish the password required to access such website to each Holder, sell-side securities analysts and potential buyers of the Notes upon request.  In addition, concurrently with or promptly following each release of the quarterly and annual financial information required by Section 4.03(a), the Company shall hold an earnings call with the Holders to discuss the information presented in the released report.  The Company shall provide written notice to the Holders no later than three (3) Business Days prior to the date of each earnings call describing the general purpose of the call, the date on which the financial information required by Section 4.03(a) will be posted on the Company’s password-protected website, and how Holders may access the call and the website.  For purposes of this Section 4.03(c), notice may be sent via electronic mail and will be deemed to have been duly given unless a delivery failure notification is received by the Company.

(d)           For so long as any Notes are outstanding, if at any time Parent or the Company is required or elects to file reports with the SEC pursuant to Section 12 of 15(d) of the Exchange Act, in lieu of the financial reports required to be furnished by Section 4.03(a), Parent will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports required to be filed with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)           all current reports required to be filed with the SEC on Form 8-K.

(e)           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) or Section 4.03(d), as applicable, shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the MD&A, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(f)            For so long as any Notes remain outstanding, if Parent or the Company is not required to file reports with the SEC pursuant to the rules and regulations of the SEC,     the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

3.             Amendment of Section 4.07(b)(10) — Restricted Payments.  The following provision is hereby added to the end of Section 4.07(b)(10) of the Indenture immediately before the “.”:

“provided, further, however, that this Section 4.07(b)(10) shall not apply to any Restricted Payment made by the Company on account of its Equity Interests for a period of two years following the date of the First Supplemental Indenture entered into by and among the Company, the Guarantor and the Trustee”

4.             Concerning the Trustee.  The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture, as supplemented by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders of the Notes agree from time to time and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof.  Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company.  The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.

5.             Miscellaneous.

(a)           Except as hereby expressly amended, the Indenture is in all respect ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

(b)           THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(c)           All agreements of the Company and Guarantor in this Supplemental Indenture shall bind each of its respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(d)           If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

(e)           The titles and heading of the sections of this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

(f)            This Supplemental Indenture may be executed in counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(g)           In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

[Signature page follows.]

                IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date first above written.

INTERDENT SERVICE CORPORATION

By:
Name:
Title:

INTERDENT, INC., as Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:

Authorized Signatory